NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, LA 70112

Financial Contacts: Kathleen L. Quirk (504) 582-4195	David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Announces $236.3 Million Mandatory Redemption for
its Gold-Denominated Preferred Stock, Series II

NEW ORLEANS, LA, January 31, 2006 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that the redemption value of its Gold-Denominated Preferred Stock (NYSE: FCX Pr C, CUSIP 35671D881) will total $236.3 million. On February 1, 2006 FCX will redeem the 4.3 million depositary shares of FCX Pr C outstanding for $54.892 per depositary share. The $54.892 redemption price is equal to 0.10 times the arithmetic average of the London P.M. gold fixing price for an ounce of gold in the London bullion market on each of the 20 trading days ending on January 30, 2006.

This redemption will reduce FCX’s total consolidated debt by $167.4 million and will reduce first quarter 2006 revenues by $69.0 million, resulting in a $36.6 million impact to net income.

As previously announced, written notice of the specific terms for the mandatory redemption, along with a transmittal form, were mailed to registered holders of the depositary shares by Mellon Investor Services LLC (Mellon), the redemption agent, on or about December 12, 2005. Registered holders of depositary shares can deliver the transmittal form along with their certificates representing depositary shares to Mellon in order to receive the redemption amount plus any accrued and unpaid dividends.

The distribution of cash proceeds from the mandatory redemption will be a taxable event. Depositary shareholders should consult their tax advisors regarding their individual circumstances.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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